Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC WORLDWIDE ANNOUNCES CHANGES TO ITS CORPORATE ORGANIZATIONAL STRUCTURE

Jeff Rogers Named YRC President; Mike Naatz Named Holland President

OVERLAND PARK, Kan. – September 26, 2011 – YRC Worldwide Inc. (NASDAQ: YRCW) today announced the appointments of Jeff Rogers as YRC president and Mike Naatz as Holland president. Both will report directly to James Welch, CEO of YRC Worldwide. The company also announced additional changes to its corporate organizational structure with the elimination of the following positions: Chief Operations Officer, Chief Marketing Officer, Chief Administrative Officer and Chief Customer Officer. These changes will streamline the organization and will enable the company to manage its business more effectively and efficiently as it moves forward, returning YRC Worldwide to a more traditional holding company.

Jeff Rogers, 49, recently served as president of Holland, a subsidiary of YRC Worldwide. Previously he served as Chief Financial Officer of YRC Regional Transportation. Prior to joining Yellow Transportation, he spent 14 years with United Parcel Service in various finance and operational roles. Rogers is a decorated military veteran who served in the US Army Rangers. He holds a Bachelor of Science degree in Accounting from Kansas Newman University and a Masters in Business Administration from Baker University.

“Jeff brings strong leadership skills and a proven track record of delivering results, including best-in-class service,” said James Welch, chief executive officer - YRC Worldwide. “Jeff’s success in running Holland and a strong relationship with customers, make him a natural fit for this role.”

Mike Naatz, 45, formerly served as Chief Customer Officer of YRC Worldwide. In this role, he led the sales, information technology, customer service and quality teams for the company. He previously served as chief information and service officer for YRC Worldwide. Prior to joining YRC Worldwide, he served in various operational leadership roles, including chief information officer for USF. Naatz received a Bachelor of Science degree in Economics from the University of Illinois and a Masters in Business Administration from Northwestern University Kellogg School of Management.

“Mike’s demonstrated ability to continually improve and maintain quality along with his keen eye to service and customer support, makes him an effective leader for Holland as we move into the future,” added Welch.

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is a leading provider of transportation and global logistics services. It is the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, Reddaway, Holland and New Penn, and provides China-based services through its Jiayu and JHJ joint ventures. YRC Worldwide has the largest, most comprehensive less-than-truckload (LTL) network in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Investor Contact:	Paul Liljegren 913-696-6108 paul.liljegren@yrcw.com

Media Contact:	Suzanne Dawson
Linden, Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide